UNFUNDED SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN


      THIS UNFUNDED SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN (the "Agreement") is made and entered into on the date hereinafter set forth by and between GEODYNAMICS CORPORATION, a California corporation ("Geodynamics") and BRUCE J. GORDON ("Gordon").

WHEREAS:

      A. Geodynamics and Gordon have entered into an Employment Agreement (the "Employment Agreement") which, among other things, provides that Gordon will be granted an Unfunded Supplemental Employee Retirement Plan ("SERP") as a consideration to induce Gordon to accept the role of President and Chief Executive Officer of Geodynamics; and

      B. The parties hereto wish to set forth the terms of the SERP in this Agreement.

      NOW, THEREFORE, in consideration of the premises and promises, warranties and representations herein contained, it is agreed as follows:

           1. Unfunded Deferred Compensation. In consideration of Gordon's acceptance of employment with Geodynamics, Geodynamics hereby agrees that Gordon shall receive up to ONE HUNDRED THOUSAND DOLLARS ($100,000) in deferred compensation, payable at the rate of TWO THOUSAND DOLLARS ($2,000) per month, payable on the first day of each month commencing on the later of
(i) April 1, 1996 or (ii) one month following the termination of the Employment Agreement, but no earlier than April 1, 1996, with the final payment due in June, 2000.

           2. Effect of a Termination on Compensation. Unless Gordon voluntarily terminates his employment in accordance with
Section 7.1.3 of the Employment Agreement, or his employment is terminated for cause in accordance with Section 7.1.6 of the Employment Agreement, all compensation provided hereunder will be payable to his successor in interest, Bruce J. Gordon and Janet
M.  Gordon,  Trustees U/A the Gordon Family Trust dated  12-12-89
(the "Trust").

     3.   Miscellaneous.

          3.1 Notices. Any notice required to be given pursuant to this Agreement shall be effective only if in writing and delivered personally or by mail. If given by mail, such notice must be sent by registered or certified mail, postage prepaid, mailed to the parties at the addresses set forth on the signature page hereof, or at such other addresses as the parties may designate from time to time by written notice. Mailed notices shall be deemed received two (2) business days after the date of deposit in the mail.

           3.2 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid or unenforceable to any extent, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

          3.3 Waiver. No waiver of any right hereunder shall be effective for any purpose, unless in writing, signed by the party hereto possessing said right, nor shall any such waiver be construed to be a waiver of any subsequent right, term or provision of this Agreement.

           3.4 Assignment; Effect on Agreement. It is hereby acknowledged and agreed that Gordon's rights and obligations under this Agreement are personal in nature and shall not be assigned or delegated. This Agreement shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties subject, however, to the restrictions on assignment and delegation contained herein.

            3.5 Arbitration. All disputes regarding the interpretation or enforcement of this Agreement shall be subject to arbitration in Torrance, California before one (1) arbitrator selected in accordance with the rules of the American Arbitration Association.

           3.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California and shall be subject to the jurisdiction of the State Courts located in Los Angeles, California or the Federal Court for the Central District of California.

           3.7 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties and supersedes all prior agreements and understandings, oral or written. No modification, termination or attempted waiver shall be valid, unless in writing and signed by both parties. There are no other inducements to Gordon entering into this Agreement.

            3.8    Counsel.   This  Agreement  was  prepared   by
Geodynamics' counsel, and Gordon acknowledges that he was advised to seek independent counsel prior to executing this Agreement.



                   (Signatures on next page)
      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 14th day of June, 1995.



                              GEODYNAMICS:

                              GEODYNAMICS CORPORATION,
                              a California corporation



                              By:______________________________________


                              Title:____________________________________

                              Address:
                              21171 Western Avenue, Suite 110
                              Torrance, CA  90501






                              GORDON:




                               /s/ Bruce J. Gordon
                              BRUCE J. GORDON
                              Address:
                              P.O. Box 3644
                              Rancho Santa Fe, CA  92067